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         September 7, 2023

       Yinan Hu
       Chief Executive Officer
       Fanhua Inc.
       60/F, Pearl River Tower
       No. 15 West Zhujiang Road
       Guangzhou, Guangdong 510623
       People   s Republic of China

                                                        Re: Fanhua Inc.
                                                            Annual Report on
Form 20-F
                                                            Filed April 25,
2023
                                                            File No. 001-33768

       Dear Yinan Hu:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




         Sincerely,


         Division of Corporation Finance

         Office of Finance
       cc:                                              Alice Tang, Esq.